Exhibit 99.1

AAON Announces Executive Leadership Change

TULSA, OK, August 10, 2022 – On August 9, 2022, Gene Stewart notified AAON, Inc. (the “Company”) leadership of his decision to resign as Executive Vice President effective as of August 16, 2022.

Mr. Stewart returned to the Company in April 2020 as President of our AAON Coil Products, Inc. subsidiary in Longview, Texas. After successfully transforming our Longview operations, in January 2022, Gene was promoted to Executive Vice President of the Company, at our Tulsa, Oklahoma facilities.

Gary D. Fields, President and CEO, said, “I would like to thank Gene for his contributions over the last two and a half years. Gene led the successful effort to transform our Longview, Texas facility and it is now positioned well for long term success. Gene has had a profound impact on our aftermarket business strategy, including during his prior role as the Company’s Aftermarket Business Leader – Parts and Warranty Service, that he held from January 2013 through January 2015, and has played an important role in the build-out of our new marketing platform. Gene has also contributed to making our operations team and sales channel stronger and more robust, and we wish him all the best in the future.”

Mr. Stewart commented, “It has been my distinct pleasure to serve as President of AAON Coil Products and Executive Vice President of AAON. I have tremendous respect for Gary Fields and the entire AAON leadership team. It will be exciting to watch AAON continue to transform the industry in the coming years.”

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com